China-Biotics Appoints New Chief Operating Officer

Shanghai, China, November 11, 2010  -- China-Biotics, Inc. ("China-Biotics" or "the Company"), (NASDAQ: CHBT) the leading developer, manufacturer, and distributor of probiotics products in China, today announced the appointment of Dr. Hui S. Chang as Chief Operating Officer, effective immediately.

Dr. Chang brings 15 years of biopharmaceutical project management experience and excellent research capabilities. Prior to joining China-Biotics, Dr. Chang served as the president of a consulting service for a Sino-U.S. joint biopharmaceutical program, where he led scientific design, development, clinical trials, production and quality control for viral vaccines and antibodies. He reported to the State Administration of Foreign Experts Affairs and played a key role in generating profits on the completed contract. Dr. Chang was previously a senior manager of Nabi Biopharmaceuticals, where he supervised the development and production of bacterial and viral vaccines, developed biological potency and immunological methods and managed the development of assays for quality control and clinical testing. Earlier, Dr. Chang served as a manager at Vaccinnate, a North American bio-vaccine company, where he led the design, GMP production and clinical testing of viral vaccines. Previously, Dr. Chang was a research scientist with Cambridge Biotech, where he specialized in the production and quality control of monoclonal biological products, protein products as well as HIV and HTLV antigen. Dr. Chang started his professional career at North AM VAC Inc. in 1989.

Dr. Chang holds a Ph.D. in vaccine development focusing on biochemistry and immunology as well as an MBA with concentration in finance and logistics in the vaccine industry from Johns Hopkins University. He also has a Bachelor of Science in biology from the University of Maryland. Dr. Chang has also received certified training in Good Clinical Practice (GCP), Good Laboratory Practice (GLP), Good Manufacturing Practice (GMP) and Good Safety Practice (GSP) procedures. Dr. Chang is fluent in English and mandarin Chinese.

Mr. Jinan Song, Chairman and CEO of China-Biotics, commented, "We are very pleased that China-Biotics has been able to attract such a qualified candidate for this crucial position. Dr. Chang’s solid biotech background, advanced project management track record, and his excellent knowledge in business and finance will make him a strong COO and desirable addition to our team. China-Biotics continues to build a strong management team to support our expanding bulk business in both the dairy and animal feed markets in China."

About China-Biotics

China-Biotics, Inc. ("China-Biotics" or "the Company"), a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements in China. Through its wholly owned subsidiaries, Shanghai Shining Biotechnology Co., Ltd. and Growing Bioengineering (Shanghai) Co. Ltd., the Company develops and produces its proprietary product portfolio. Currently, the retail products are sold OTC mainly through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang province. The Company also sells bulk products to institutional customers such as dairy and animal feed producers, as well as pharmaceutical companies. In February 2010, China-Biotics began its commercial production in China's largest probiotics production facility to meet growing demand in China. For more information, please visit http://www.chn-biotics.com.

Contact:

Travis Cai
Chief Financial Officer
China-Biotics, Inc.
traviscai@chn-biotics.com

Shiwei Yin/Dixon Chen
Grayling
646-284-9474
shiwei.yin@grayling.com
dixon.chen@grayling.com